EXHIBIT 28(h)(vii)
AMENDED AND RESTATED EXHIBIT A
     THIS AMENDED AND RESTATED EXHIBIT A, dated as of           , 2010, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of July 19, 2007, between PNC Global Investment Servicing, Inc. and FundVantage Trust and is amended and restated for the addition of Estabrook Value Fund and Estabrook Investment Grade Fixed Income Fund.
FUNDS
MBIA Municipal Bond Inflation Protection Fund
MBIA High Yield Fund
MBIA Multi—Sector Inflation Protection Fund
MBIA Core Plus Fixed Income Fund
Lateef Fund
Boston Advisors US Small Cap Equity Fund
Boston Advisors International Equity Fund
Corverus Strategic Equity Fund
WHV International Equity Fund
Pemberwick Fund
Private Capital Management Value Fund
Estabrook Value Fund
Estabrook Investment Grade Fixed Income Fund

PNC GLOBAL INVESTMENT SERVICING INC.
By:
	Name:	Jay F. Nusblatt
	Title:	Senior Vice President

FUNDVANTAGE TRUST
By:
	Name:	Joel Weiss
	Title:	President

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